MARKETING AGREEMENT

This Joint Marketing Agreement (“Agreement”) is made and entered into as of this 10th day of October, 2007 (“Effective Date”) by, and between optionsXpress, Inc. and Xpresstrade, LLC (collectively “optionsXpress”) and Media Sentiment, Inc.  The purpose of this agreement is for Media Sentiment, Inc. and optionsXpress to jointly market their respective services as outlined herein.

1. Media Sentiment, Inc. Obligations:

a. Media Sentiment, Inc.  will provide a link to optionsXpress, Inc.’s website and Xpresstrade, LLC’s website on the Media Sentiment, Inc.  website.

b. Upon reasonable request, Media Sentiment, Inc.  will provide optionsXpress with a list of individuals visiting the Media Sentiment, Inc.  site or otherwise using the Media Sentiment, Inc.  services that have opted-in to receive marketing materials relating to  broker-dealers and their contact information.

c.  Media Sentiment, Inc. shall receive a royalty-free, worldwide right to use, display, copy, and reproduce the optionsXpress, Inc.  and Xpresstrade, LLC trademarks solely in connection with promotion of optionsXpress, Inc. and Xpresstrade, LLC on the Media Sentiment, Inc.  website  and pursuant to the terms of this Agreement. All use by Media Sentiment, Inc.  of the optionsXpress  and Xpresstrade names and trademarks,  will be subject to the prior review and written approval of a designated optionsXpress principal, including the Chief Compliance Officer or his designee, and shall be accompanied by such legal terms, disclosures or content changes as optionsXpress designates. optionsXpress reserves all rights and title in all graphic images, text, trade names, trademarks, copyrights, and all other intellectual property rights. optionsXpress may revoke Media Sentiment, Inc.’s license at any time in its sole discretion by providing Media Sentiment, Inc. written notice.

Media Sentiment, Inc. will be solely responsible for the development, operation, and maintenance of the Media Sentiment, Inc.  site and for all materials that appear on the Media Sentiment, Inc. site. For example, Media Sentiment, Inc. will be solely responsible for:

•	the technical operation of your site and all related equipment

•	posting of content on the Media Sentiment, Inc. site and linking that content to the optionsXpress, Inc. and/or Xpresstrade, LLC sites.

•	the accuracy, appropriateness, and compliance with applicable law of all content, advertisements and materials posted on the Media Sentiment, Inc. site, or used in webinars or presentations.

•
ensuring that materials posted on all links within the Media Sentiment, Inc. site do not violate or infringe upon the rights of any third party (including, for example, copyrights, trademarks,  or other personal or proprietary rights)

•	ensuring that materials posted on the Media Sentiment, Inc. site are not libelous or otherwise in violation of applicable law or regulation

•
ensuring that the Media Sentiment, Inc. site accurately and adequately discloses, either through a privacy policy or otherwise, how Media Sentiment, Inc. collects, uses, stores, and discloses data collected from visitors, including, where applicable, that third parties (including advertisers) may serve content and/or advertisements and collect information directly from visitors and may place or recognize cookies on visitors' browsers.

optionsXpress, Inc. and Xpresstrade, LLC disclaim all liability for Media Sentiment, Inc.’s responsibilities hereunder, including those relating to the development, operation, maintenance, and content of the Media Sentiment, Inc.  site, presentations, statements in webinars and oral and written statements made by or on behalf of Media Sentiment, Inc.

2. optionsXpress Obligations:

a. optionsXpress shall receive a royalty-free, worldwide right to use, display, copy, and reproduce the Media Sentiment, Inc.  trademarks solely in connection with providing information on the Resources and Webinars pages of the optionsXpress website or such other appropriate page on either the optionsXpress, Inc. or Xpresstrade, LLC website.
c.  optionsXpress, Inc. and Xpresstrade, LLC may provide links to Media Sentiment, Inc. on their respective websites.

3. Mutual Marketing: Both parties agree to work in good faith to provide educational information through webinars or other means, the content of which shall be subject to the prior review and written approval of a principal of optionsXpress.

4. Term of Agreement: The term of this agreement shall begin on the date first set forth below and shall continue until terminated by either party for any or no reason upon thirty (30) days written notice to the other party.

Notwithstanding the foregoing, this agreement may be terminated immediately should applicable law or regulation prevent either party from fulfilling its obligations under this Agreement.

5. Representations and Warranties: Each party represents and warrant to the other that: (i) it has the right to enter into this Agreement and perform its obligations in the manner contemplated by this Agreement; (ii) this Agreement does not conflict with any other agreement entered into by it; and (iii) it owns all of the rights in and to the trademarks to be used in connection with this Agreement. The foregoing representations and warranties shall also be deemed covenants that such representations and warranties will remain true and correct throughout the term of this Agreement.

6. Confidential Information. The parties acknowledge and agree that in the performance of this agreement, each party may have access to private or confidential information of the other party, including, but not limited to trade secrets, customer data, marketing and business plans, technical information, Tracking Data, financial and other data, which shall be deemed Confidential Information.  Each party agrees that all Confidential Information shall remain the exclusive property of the owner, it shall maintain and use commercially reasonable means to cause its employees and agents to maintain the confidentiality and secrecy of the Confidential Information; and it shall not copy, publish, disclose to others, or use (except as necessary for performance under this Agreement) the Confidential Information.

Confidential Information shall not include information which: (i) at the time of disclosure is in the public domain or which, after disclosure, becomes part of the public domain by publication or otherwise through no action or fault of the receiving party; (ii) the receiving party can show was in its possession at the time of disclosure and was not acquired, directly or indirectly, from the other party; (iii) is received from a third party having the legal right to transmit the same; (iv) is independently developed, conceived or created without use of or reference to any Confidential Information of the other party; or (v) is disclosed pursuant to any valid court order or other legal process.

7. Governing Law: This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of Illinois, without regard to the choice of law rules therein. In the event of any arbitration or litigation being filed or instituted between the parties concerning this Agreement, the prevailing party will be entitled to receive from the other party or parties' costs and expenses (including filing and attorney’s fees).

8. Severability: In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement.

9. No Assignment: This Agreement is not assignable or transferable by either party without the prior written consent of the other party. Any assignment or transfer in violation of this

10 . Entire Agreement; Amendments: Each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms and conditions. This Agreement is the complete and exclusive statement of the agreement between the parties, supersedes all prior written and oral proposals, understandings and agreements relating to this subject matter, and may be modified only in writing between the parties.

11. Indemnification:
a. Media Sentiment, Inc.  shall indemnify and hold harmless optionsXpress, Inc. and Xpresstrade , their parent company, affiliates, directors, officers, stockholders, employees, and agents from and against all losses, claims, actions, demands, suits, proceedings, damages, and expenses (including reasonable attorneys' fees) arising out of or relating to (a) this Agreement; (b) Media Sentiment, Inc.’s failure to perform its obligations hereunder; (c) Media Sentiment , Inc.’s failure to comply with any provision of any applicable law, rule, regulation, or guideline, including the guidelines of optionsXpress; (d)Media Sentiment, Inc.’s breach of any representation, warranty, term or condition of this Agreement;  (e) the negligence, fraud, misrepresentations, omissions, or willful misconduct of Media Sentiment, Inc.  or its employees or agents; and (f) any advertisements, webinars, presentations, oral statements, or materials created by Media Sentiment, Inc.  pursuant to this Agreement that violate any state or federal laws, rules or regulations pertaining to taxation, securities or the sale or brokering of securities. The indemnification obligations hereunder shall survive any termination of this Agreement.

c. The party seeking indemnification  shall give the other party immediate written notice of any Claim pursuant to these indemnification obligations. Upon the written request of a party entitled to indemnification (“Indemnitee”), the indemnifying party (“Indemnitor”) shall assume the defense of any Claim and will, upon the request of the Indemnitee, allow the Indemnitee to participate in the defense thereof, such participation to be at the expenses of the Indemnitee. No Claim for which indemnification is sought hereunder shall be settled by either party without the prior written consent of the other party, and such consent shall not be unreasonably withheld or delayed. Termination of this Agreement shall not affect the continuing obligations of each of the parties as indemnitors hereunder.

12.           Modification
optionsXpress may modify any of the terms and conditions contained in this Agreement, at any time and in its sole discretion, by notifying Media Sentiment, Inc., in writing,  YOUR CONTINUED PERFORMANCE OF THIS AGREEMENT FOLLOWING OUR NOTIFICATION OF A CHANGE WILL CONSTITUTE BINDING ACCEPTANCE OF THE CHANGE.

11.           Relationship of Parties
Nothing in this Agreement will create any partnership, affiliation, joint venture, agency, franchise, or employment relationship between Media Sentiment, Inc.  on the one hand and optionsXpress, Inc. and Xpresstrade, LLC on the other.  Media Sentiment, Inc.  will have no authority to make or accept any offers or representations on behalf of optionsXpress. Media Sentiment, Inc. will not make any statement, whether on its site or otherwise, that reasonably would contradict anything in this Agreement.

12.           Limitation of Liability
OPTIONSXPRESS, INC. AND XPRESSTRADE, LLC WE WILL NOT BE LIABLE FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (OR ANY LOSS OF REVENUE, PROFITS, OR DATA) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REPRESENTATIONS, OMISSIONS, STATEMENTS, MARKETING MATERIALS OR CONTENT OF MEDIA SENTIMENT, Inc.’S WEBSITE, PRESENTATIONS OR WEBINARS EVEN IF OPTIONSXPRESS, INC. AND/ OR XPRESSTRADE, LLC HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.           Independent Investigation
Media Sentiment, Inc.  ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND AGREES TO ALL ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

optionsXpress, Inc.	Media Sentiment, Inc.

/s/Paul Eppen	/s/Marian Munz
By: Paul Eppen	By: Marian Munz
Its: CMO	Its: President & CEO